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                                                                    EXHIBIT 16.1

                        [ARTHUR ANDERSEN LLP LETTERHEAD]

June 24, 2002





Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4 included in the Form 8-K dated June 24, 2002 of Black Box Corporation to be filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein. The representations made in this letter are based solely on discussions with and representations from the engagement partner and manager on the audit of the consolidated financial statements of this registrant for the two most recent fiscal years. These individuals are no longer with Arthur Andersen LLP.

Very truly yours,

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/s/ ARTHUR ANDERSEN LLP

Arthur Andersen LLP